Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2014, with respect to the consolidated financial statements of Realty Finance Trust, Inc. for the year ended December 31, 2013 included in the Annual Report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 14, 2016